SETTLEMENT AGREEMENT

         This Agreement is made and entered into this _________________ day of _______________, 2000 by and among:

         Bollinger  Industries,   L.P,  ("Bollinger"),   a  limited  partnership
organized and existing under the laws of the State of Texas and having a principal place of business in Grand Prairie, Texas;

         The Step Company ("Step"), a corporation organized and existing under the laws of the State of Georgia and having a principal place of business in Marietta, Georgia; and

         Dynamic International, Ltd. ("Dynamic"), a corporation organized and existing under the laws of the State of Nevada and having its principal place of business in Brooklyn, N.Y.

                                  WITNESSETH:

         WHEREAS, Step is the owner of U.S. Patent No. 5,318,489 (hereinafter the '489 patent) entitled "Adjustable Stepping Structure for Aerobic Exercise," issued to Irwin on June 7, 1994, Bollinger is the exclusive licensee of the '489 patent;

         WHEREAS,   Bollinger  is  the  owner  of  U.S.  Patent  No.   5,213,554
(hereinafter the '554 patent) entitled "Stepping Device" and issued to Goldstein et al. on May 25, 1993;

         WHEREAS,   Bollinger  is  the  owner  of  U.S.  Patent  No.   5,169,360
(hereinafter the '360 patent) entitled "Aerobic Step Device," issued to Saunders on December 8, 1992;

         WHEREAS, Bollinger and Step have filed an action, Civil Action No. 499-CV-0612L; Bollinger Industries, L.P. v. Dynamic International, Ltd. (hereinafter the "Civil Action") in the United States District Court, Northern District of Texas, Fort Worth Division, alleging infringement of the '489,'554, and '360 patents, by Dynamic through manufacture, sale and/or offers to sell the Kathy Ireland's Fitness Shop Aerobic Step;

         WHEREAS, Dynamic has counterclaimed in the Civil Action; and

         WHEREAS, the parties desire to compromise and settle such Civil Action and to further resolve the differences between them;

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

                                REPRESENTATIONS

1. Dynamic represents that:

         (a) Dynamic has obtained a total revenue of approximately $4,000,000 (four million dollars) from sales from of Kathy Ireland Fitness Shop Steps and from other steps that incorporate the same contested design, including aerobic steps sold under the names "Shape Shop" and "Spalding" (hereinafter the "Contested Step Design"), Dynamic's average sales price for the steps having the Contested Step Design has been approximately $12.00.

         (b) As of May 1, 2000, Dynamic has existing saleable fitness inventory (the "Existing Inventory") of fitness accessories including those items listed in the Price List attached at Exhibit B hereto. The Existing Inventory includes aerobic steps having the Contested Step Design consisting of approximately 11,700 (eleven-thousand, seven hundred) steps, but excludes fitness accessories referred to by Dynamic as ROTO FLEX, its current item numbers 290 through 298. The Existing Inventory also includes other fitness accessories, including sauna exercise suits, dumbbell sets, contoured hand grips and others. The Existing Inventory is valued at approximately $1,154,229.

         (c) Dynamic is the owner of three (3) U.S. Trademark registrations for the mark SHAPE SHOP or SHAPE SHOP and design (the "SHAPE SHOP Marks") in International classes 008, 010, 020, 025, 028 and 035 as well as common law rights in those marks. The three U.S. registrations are numbered 988329, 956077, and 929783. The SHAPE SHOP Marks relate to exercise equipment, distributorship services in the field of exercise equipment, and related goods and services.

                                   COVENANTS

1. Dynamic agrees to:

         (a) execute the Consent Decree attached at Exhibit A hereto;

         (b) release Bollinger and Step, their direct or indirect customers and those in privity with Bollinger and Step from any and all charges, complaints, claims or causes of action, known or unknown, with respect to the subject matter of the Civil Action including, without limitation, tortious interference with contractual relations, violation of the Lanham Act and the like relating to Bollinger's attempted enforcement of the '489,'554 and '360 patents. Such release shall be deemed effective upon the execution of this Agreement by all parties and Bollinger having made the full payment referred to in paragraph 2(c) of this Settlement Agreement.

         (c) not manufacture or sell the Kathy Ireland's fitness Shop Aerobic Step, or other step assemblies that fall within any claim of the '489, '554 or

'360 patents, from the date of this agreement and for the remainder of the term of those patents except as set forth below;

         (d) sell Dynamic's Existing Inventory of fitness accessories, including Kathy Ireland Steps, to Bollinger at unit prices furnished per the Price List attached at Exhibit B hereto. Sale of Existing Inventory shall take place FOB Dynamic's warehouse in Brooklyn, New York;


         (e) warrant, and hereby does warrant, good and marketable title to Bollinger for its Existing Inventory of fitness accessories such that the Existing Inventory is provided to Bollinger free and clear of any and all encumbrances to title, including encumbrances from any sponsors or endorsers of the Existing Inventory, such as Kathy Ireland, Inc., the Sterling/Winters Company and Spalding Sports Worldwide, Inc. Dynamic provides no warranties or representations with respect to patent, trademark or copyright claims of other third parties, although Dynamic warrants and represents that it is aware of no such claims;

         (f) not to sell any product that would compete with the Existing Inventory for a period of five (5) years from the date of the last to sign of this Agreement, provided, however, that this paragraph 1(f) does not apply to fitness products currently offered by Dynamic under the ROTO FLEX mark, its current item numbers 290 through 298;

         (g) that the '489, '5 54 and '360 patents are valid and enforceable and that each of those patents contains at least one claim that reads upon the

Contested Step Design and that if Bollinger uses the numbers of the '489, '554 or '360 Patents on or in correction with the offering for sale or sale of the Contested Step Designs, Bollinger agrees to and does indemnify Dynamic and those in privity with it with respect to use of such patent numbers, including without limitation, with respect to any costs, damages or attorney's fees and agrees to provide Dynamic with a defense with respect to any claims relative thereto;

         (h) not to contest or assist any third part), in contesting (1) ownership, validity or enforceability of the '489, '554 or '360 patents in any court or in the U.S. Patent Office, and (2) the issue of infringement of the '489, '554 or '360 patents by the Kathy Ireland Step or other steps incorporating the Contested Step Design in any court; provided, however, that nothing in this Agreement shall be construed to prevent Dynamic from providing documents, testimony or other evidence in response to a properly issued subpoena or other order of a court of competent jurisdiction;

         (i) execute the trademark assignment attached as Exhibit C hereto, thereby assigning to Bollinger the SHAPE SHOP Marks and the, goodwill associated therewith; and

         (j) prior to execution of this Agreement, provide Bollinger with customer sales information pertaining to Dynamic's Fitness Division, including, but not limited to sales, by customer, for fitness accessories of the type found within the Existing Inventory and available customer contact information for those customers.

2. Bollinger and Step agree to:

         (a)execute the Consent Decree attached at Exhibit A hereto and file same with the, Court for Civil Action No. 499.CV-0612L within I 0 (ten) days following complete execution of this Agreement and the attached Consent Decree;

         (b) release Dynamic and its direct or indirect customers with respect to the subject matter of the Civil Action including, without limitation, from any and all charges, complaints, claims or causes of action, "known or unknown, for patent infringement relating to the '489, '554 or '360 patents by the Kathy Ireland Step. Such release shall be deemed effective upon the execution of this agreement by all parties, and shall include, without limitation, a release of the award of attorney's fees made by Magistrate Judge Bleil pursuant to his Order entered on the docket March 29, 2000 in the Civil Action.

         (c) purchase the Existing Inventory of fitness accessories from Dynamic for resale by Bollinger, such purchase including the following terms:

               1) within ten (10) days of the date of execution of this Agreement by all parties, Bollinger will issue a purchase order to Dynamic for the Existing Inventory. The Existing Inventory purchased shall be valued using the unit (wholesale cost) prices found in Exhibit B times actual quantities as of the date of the purchase order, which is approximately $1,154,229.

               2) 20% (twenty percent) of the amount of the purchase order, or approximately $230,854 (two-hundred thirty thousand, eight-hundred fifty-four dollars), to be known as the "Offset," will be deducted from the amount to be paid to Dynamic for the Existing Inventory. The Offset will compensate and satisfy Bollinger for claims brought by Bollinger in the subject action against Dynamic. As a result of the Offset, the amount that Bollinger will pay to Dynamic will be approximately $923,383 (nine hundred twenty-three thousand, three hundred eighty-three dollars).

               3) within ten (10) days of the date of complete execution of this Agreement, Bollinger will provide Dynamic fends for fifty percent (50%) of the balance due on the purchase order. The purchase order will reflect the actual number of products within the Existing Inventory on the day the purchase order is issued.. The balance of funds owing will be paid from Bollinger to Dynamic within ten (1O) days of shipment of the Existing Inventory to Bollinger, but In no event later than ninety (90) days after the date of complete Execution of this Agreement.

               4) Bollinger will pay all shipping costs for shipment of the Existing Inventory and hereby agrees to reimburse Dynamic for any out-of-pocket handling expenses. Should the Existing Inventory not be shipped or removed from Dynamic's warehouse within ninety
               (90) days from the date of complete execution of this Agreement, Bollinger will pay any storage charges due for storage of the Existing Inventory.

                               PRODUCT LIABILITY

         Bollinger agrees to provide defense of product liability claims asserted against the Existing Inventory and to maintain product liability insurance of not less than $ 1,000,000 (one-million dollars) per occurrence for a period of three years. However, any claims that arise from sales by former customers of Dynamic that are not clearly against Existing Inventory will be defended by Dynamic for six months from the date of this Agreement. Dynamic will continue product liability insurance for fitness products it has sold for a period of three years.

               LIMITED PUBLICITY CONCERNING SETTLEMENT AGREEMENT

         The Parties do not consider the existence of this Settlement Agreement to be confidential information but do consider the terms thereof to be confidential information. Therefore, no party hereto shall initiate or contribute to any publicity about the Civil Action and all shall maintain the terms of this Settlement Agreement confidential. The foregoing shall not prevent disclosure by Bollinger Industries L.P. or The Step Company to any defendants remaining in the Civil Action that Bollinger has purchased substantially the entire fitness accessory business of Dynamic and has settled the Civil Action with respect to Dynamic in return for an Offset of approximately $23 1,000 with respect to the claims of Bollinger Industries L.P. and The Step Company in the Civil Action. If requested to do so, Dynamic or its attorneys may confirm the foregoing to such remaining defendants or their attorneys without breach of this paragraph of the Settlement Agreement. In addition, Bollinger Industries L.P. and The Step Company may announce and otherwise inform customers and prospective customers that Bollinger has acquired the fitness division of Dynamic and will continue to service the business of the fitness division. Further, nothing in this paragraph shall be construed to prevent any party from providing documents, testimony or other evidence in response to a properly issued subpoena, discovery request or an order from a court of competent jurisdiction.

                                  NOTIFICATION

         In the event of a violation of the provisions of this Settlement Agreement by Dynamic and/or their officers, agents, servants or employees, Bollinger will notify Dynamic of such violations in writing, and Dynamic will have twenty (20) business days from the date of receipt of the notice to provide Bollinger with written notice that such violations have been cured, or if such violations cannot be cured within such twenty (20) day period, that reasonable action has been undertaken to cure such violation, or that reasonable action has been taken by Dynamic to preclude the recurrence of such violations. In the event of such violations by any third party in privity with Dynamic. Bollinger may notify Dynamic of such violation in writing, and Dynamic will, within twenty
(20) business days, notify such party of such violation and request that such party cure such violation in writing, promptly undertake a cure of such violation, or that such party provides Bollinger with written notice that reasonable action has been taken by the party to preclude the recurrence of such violation.

                                 MISCELLANEOUS

         This Agreement is binding upon and inures to the benefit of any successor, assign, licensee, or other legal representative of the parties.

         The provisions, terms and conditions of this Agreement may not be waived, altered, abridged, modified or amended, except by an instrument in writing, duly executed by the parties.

         All notices or other communications hereunder must be in writing, and will be deemed to have been duly given and delivered if mailed, certified mail, return receipt requested, postage prepaid:

               (a)  To  Bollinger  Industries,  L.P.:
                    Glenn  D.  Bollinger
                    602 Fountain  Parkway,  Suite 130
                    Marietta,  Georgia 30067
                    Telephone:(972) 343-1122
                    Facsimile: (972) 343-1199

               (b)  To The Step Company:
                    Richard P. Boggs
                    1395 Marietta Parkway, Suite 222
                    Marietta,  Georgia  30067
                    Telephone:(770) 424-8161
                    Facsimile:(770) 424-1590

               (c)  To Dynamic  International,  Ltd.:
                    Marton  Grossman
                    58 Second Avenue
                    Brooklyn,  New  York  11215
                    Telephone:(718) 369-2200
                    Facsimile:(718) 369-2213

           Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalidated under any such law, such determination of invalidity shall apply only to that provision, without invalidating or nullifying the remainder of this Agreement.

         This Agreement, its attachments and the documents referred to herein, contain the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements of any nature, whether oral or written. No representation, promise, provision, term condition, or understanding, either express or implied, oral or written, other than as specifically set forth herein shall be binding on the parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives to be hereto affixed this Agreement being effective as of the date of the last party hereof to sign after which such date can be inserted in the first line hereof, this Settlement Agreement being executed in triplicate originals.

                                             BOLLINGER  INDUSTRIES,  L.P.

__________                                   BY:________________________________
DATE                                              Glenn D. Bollinger, CEO of
                                                     Bollinger Operating Corp,
                                                     its General Partner

                                            THE STEP COMPANY


__________                                  BY:_________________________________
DATE                                              Richard P. Boggs, President

                                            DYNAMIC INTERNATIONAL, LTD.



__________                                  BY:_________________________________
DATE                                              Marton Grossman, President

                                    EXHIBIT A

                       IN THE UNITED STATES DISTRICT COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                               FORT WORTH DIVISION

BOLLINGER INDUSTRIES, L.P. and                ss.
      THE STEP COMPANY, INC.,                 ss.
                                              ss.
                                              ss.      Civil Action No.:
      Plaintiffs,                             ss.               499-CV-0612 M
                                              ss.
v.                                            ss.
                                              ss.
DYNAMIC INTERNATIONAL, LTD.,                  ss.      Judge: The Honorable
WEIDER CARE,                                  ss.             Barbara M.G. Lynn
ICON HEALTH & FITNESS, INC.,                  ss.
SPORTWORKS, LTD,                              ss.
LANKFER DIVERSIFIED                           ss.
INDUSTRIES, INC.,                             ss.
TODAY' S FITNESS, INC. and                    ss.
SUAREZ CORPORATION                            ss.
INDUSTRIES                                    ss.
                                              ss.
        Defendants.                           ss.

                                 CONSENT DECREE

      Plaintiffs Bollinger Industries, L.P. ("Bollinger") and The Step Company ("Step") have filed an action for patent infringement against Defendant Dynamic International Ltd, ("Dynamic") alleging infringement of U.S. Patents 5,318,489; 5,213,554 and 5,169,360 (the "patents-in-suit") by manufacture and/or sale of the Kathy Ireland Fitness Shop Aerobic Step. Defendant Dynamic has filed counterclaims against Bollinger and Step alleging tortious interference with contractual relations and related causes of action. The parties have reached settlement, and Dynamic admits that each of the patents-in-suit is valid and enforceable and each contain claims that read upon the contested steps. Plaintiffs Bollinger and Step and Defendant Dynamic have jointly requested entry of this Consent Decree which addresses all pending claims between these parties in this suit. The Court finds that the request is meritorious and therefore:

         IT IS ORDERED, ADJUDGED AND DECREED THAT:

         1. Pursuant to a written agreement between the parties, the claims of Plaintiffs Bollinger and Step against Defendant Dynamic are hereby dismissed with prejudice.

         2. Pursuant to a written agreement between the parties, the claims of Defendant Dynamic against Plaintiffs Bollinger and Step are also hereby dismissed with prejudice.

         3. This Court retains jurisdiction over this matter for purposes of interpretation enforcement of this Consent Decree.

         4. The parties shall bear their own costs.

         SIGNED this ___ day of ______________, 2000,


                                                     ___________________________
                                                     United States Judge

APPROVED AS TO FORM AND CONTENT:

________________________________
Daniel Venglarik
FELSMAN, BRADLEY, VADEN,
GUNTER & DILLON, L.L.P.
201 Main Street, Suite 1600
Fort Worth, Texas 76102-3105
(817) 332-8143 [telephone]
(817) 332-8409 [facsimile]
Attorney-in-Charge for
Plaintiffs Bollinger Industries, L.P.
and The Step Company, Inc.

APPROVED AS TO FORM AND CONTENT:



_________________________________
Phillip H. Gottfried
AMSTER,  ROTHSTEIN & EBENSTEIN
90 Park Avenue
New York, New York 10016
(212) 697-5995 [telephone]
(212) 286-0854 [facsimile]

Attorney-in-Charge for
Defendant Dynamic International, Ltd.

                                    EXHIBIT B

                                    EXHIBIT B
                                  "PRICE LIST"


         DESCRIPTION                         ITEM #        WHOLESALE
                                                            COST

EXERCISE SUIT 2 PC                           200           $ 2.21
EXERCISE SUIT 2 PC (XL-XXXL)                 201           $ 2.32
18 LB. DUMBBELL.SET                          202           $13.54
COUNTOURED HAND GRIP                         203           $ 0.76
FOAM RUBBER EXERGRIP                         204           $ 0.73
DELUXE HAND GRIPS                            206           $ 2.16
NON TANGLE SWIVEL J ROPE                     210           $ 0.91
LEATHER JUMP ROPE WTD HANDLE                 211           $ 4.80
LEATHER JUMP ROPE W B/B FOAM HANDLES         213           $ 2.59
JUMP ROPE WITH FOAM HANDLES                  214           $ 1.25
PVC DUMBBELL 5 LB PAIR                       220           $ 2.05
PVC DUMBBELL 10 LB PAIR                      221           $ 3.16
PVC DUMBBELL 20 LB PAIR                      222           $ 5.62
FOAM CVD DUMBBELL W STRAPS 3 LB PR           227           $ 3.25
SPALDING 6 LB DB PR                          228           $ 5.16
O RING ANKLE WRIT WEIGHTS 2 LB PR            229           $ 1.95
O RING ANKLE WRIT WEIGHTS 3 LB PR            230           $ 2.47
O RING ANKLE WRIT WEIGHTS 2 LB PR            231           $ 1.94
NEOPRENE ANKLE WRIST WEIGHTS - 5 LB          235           $ 2.60
NEOPRENE WAIST BELT 8"                       240           $ 1.71
NEOPRENE THIGH SUPPORT                       241           $ 1.27
NEOPRENE KNEE SUPPORT                        242           $ 1.64
NEOPRENE ANKLE SUPPORT                       243           $ 1.00
NEOPRENE ELBOW SUPPORT                       244           $ 1.02
MEN'S 4" WORK OUT BELT                       245           $ 4.52
NYLON WORKOUT BELT 3.5                       246           $ 2.66
ANKLE/WRIST WEIGHTS 2 LB PR                  249           $ 2.23
ANKLE/WRIST WEIGHTS 5 LB PR                  250           $ 2.25
ADJ ANKLE WRIST WEIGHTS 1-6 LB PR            251           $ 5.57
ANKLE WIRT WEIGHTS 10 LB PR                  252           $ 3.06
ANKLE WRIST WEIGHTS ADJUSTABLE 1-10 LB PR    253           $ 5.54
CHINNING SIT UP BAR                          254           $ 3.64
ISO TENSION POWER EXERCISER                  255           $ 4.10
DUAL WHEEL EXERCISER                         256           $ 2.51
SIT UP BARS                                  257           $ 3.19
PUSH UP BARS                                 258           $ 3.19
LEATHER WORKOUT GLOVES                       260           $ 3.50
LEATHER BELT 4"                              261           $ 5.84
LEATHER PADDED BELT 4"                       262           $ 3.75

WOMEN'S NYLON WORK OUT GLOVES                263           $ 3.13
LEATHER WORKOUT GLOVES                       264           $ 4.33
NEOPRENE DUMBBELL TREE PR 6-3-1 LB + 18 LBS  267           $ 9.57
VINYL EXERCISE MAT                           269           $ 5.85
EXERCISE MAT                                 271           $ 6.21
EXERCISE MAT - RIBBED                        272           $ 6.95
NEOPRENE CVD/STL DB 1 LB BULK                273           $ 0.37
NEOPRENE CVD/STL DB 2 LB BULK                274           $ 0.74
NEOPRENE CVC/STL DB 3 LB BULK                275           $ 1.11
NEOPRENE CVD/STL DB 4 LB BULK                276           $ 1.47
NEOPRENE CVD/STL DB 5 LB BULK                277           $ 1.85
NEOPRENE CVD/STL DB 6 LB BULK                278           $ 2.21
NEOPRENE CVL/STL DB  7 LB BULK               279           $ 2.61
TWO LEVEL ADJ AEROBIC STEP W VIDEO           281           $ 7.49
NEOPRENE CVD/STL DB 8 LB BULK                282           $ 2.94
NEOPRENE CVD/STL DB 10 LB BULK               283           $ 3.68
WRIST BALL                                   286           $ 3.25
EXERCISE STEP W/O VIDEO                      601           $ 5.74
EXERCISE STEP W VIDEO                        602           $ 6.39
FAST WALKING PEDOMETER                       606           $ 2.21
STOPWATCH                                    607           $ 1.90
SOFTGEAR ANKLE/WRIST WTS 1 LB PR             608           $ 2.05
SOFTGEAR ANKLE/WRIST WTS 2 LB PR             609           $ 2.10
SOFTGEAR ANKLE/WRIST WTS 3 LB PR             611           $ 2.58
NEOPRENE ANKLE/WRI ST WTS 2 LB PR            612           $ 1.97
FOAM AEROBIC WALKING WT'S 2 LB PR            613           $ 2.47
FOAM D WALKING WEIGHTS 2 LB PR               614           $ 3.22
FOAM SOFTGEAR DUMBBELLS 2 LB PR              615           $ 2.52
2 PC EXERCISE SUIT                           616           $ 2.70
6" NEOPRENE BELT                             617           $ 1.77
TUBING STEP EXERCISER                        619           $ 3.04
NEOPRENE ANKLE/WRIST WTS 5 LB PR             620           $ 2.85
FOAM HANDLE BALL BEARING JUMP ROPE           623           $ 1.48
FOAM HANDLE HAND GRIP                        624           $ 1.31
WEIGHTED AEROBIC WTD GLOVES                  627           $ 3.93
18 LB DUMBBELL SET                           630           $13.54
EXERCISE STEP W VIDEO (KMART)                640           $ 7.46
KATHY IRELAND DISPLAY                        645           $64.51
CALORIE PEDOMETER                            703           $ 3.35
EXERCISE SUIT                                712           $ 2.54
EXERCISE SUIT XXXL                           713           $ 2.86
EXERClSE STEP W VIDEO                        714           $ 9.24
FAST WALKING PEDOMETER                       720           $ 2.31
SWIVEL JUMP ROPE                             730           $ 1.36
PVC DUMBBELLS 20 LB PR                       833           $ 5.17

CHROME DB 6 LB PR                            834           $ 4.22
FOAM HANDLE HAND GRIP                        837           $ 1.15
FOAM HANDLE B/B JUMP ROPE                    838           $ 1.54
WORKOUT GLOVES                               842           $ 2.12
FOAM D WALKING WTS 2 LB PR                   843           $ 3.13
FOAM D WALKING WTS 3 LB PR                   644           $ 3.83
EXERCISE MAT                                 846           $ 5.89
SOFT AEROBIC DUMBBELLS 6 LB PR               847           $ 3.97
SOFT AEROBIC DUMBBELLS 4 LB PR               848           $ 3.18
MINI TRAMPOLINE                              860           $15.27
PVC DUMBBELLS 8 LB BULK                      892           $ 2.78
PVC DUMBBELLS 10 LB BULK                     893           $ 3.18
PVC DUMBBELLS 1 LB BULK                      894           $ 0.45
PVC DUMBBELLS 2 LB BULK                      895           $ 0.68
PVC DUMBBELLS 4 LB BULK                      897           $ 1.66
TRICEP BAR, SOLID, SPIN LOCK CHROME          967           $ 9.01
CURL BAR, SOLID, SPIN LOCK, CHROME           968           $ 9.36
DUMBBELL BARS, SOLID, SPIN LOCK, CHROME      970           $ 6.54
LIFTING STRAPS                               971           $ 1.23
PADDED LIFTING STRAPS                        972           $ 1.37
DUMBBELL BARS, QUICK RELEASE, CHROME         974           $ 6.12
CURL BAR, QUICK RELEASE, CHROME              980           $ 8.20
TRICEP BAR, QUICK RELEASE, CHROME            981           $ 9.35
BALL BEARING JUMP ROPE                       733           $ 1.56
TUBING STEP EXERCISER                        741           $ 2.84
STOPWATCH                                    743           $ 1.83
DIGITAL HAND GRIP                            761           $ 2.74
HAND GRIPS                                   768           $ 1.03
PULSE METER                                  772           $ 5.54
EXERCISE BANDS                               775           $ 1.90
8" NEOPRENE BELT                             780           $ 1.49
NEOPRENE CVD/STL DB 1 LB BULK                781           $ 0.34
NEOPRENE CVD/STL DB 2 LB BULK                782           $ 0.68
NEOPRENE CVD/STL DB 3 LB BULK                783           $ 1.02
NEOPRENE CVD/STL DB 4 LB BULK                784           $ 1.35
NEOPRENE CVD/STL DB 5 LB BULK                785           $ 1.70
NEOPRENE CVD/STL DB 6 LB BULK                786           $ 2.03
NEOPRENE CVD/STL DB 7 LB BULK                787           $ 2.40
NEOPRENE CVD/STL DB 8 LB BULK                788           $ 2.70
NEOPRENE CVD/STL DB 10 LB BULK               789           $ 3.38
EXERTONER ROPE                               795           $ 1.28
NEOPRENE ANKLE/WRIST WTS 2 LB PR             796           $ 2.06
NEOPRENE ANKLE/WRIST WTS 5 LB PR             798           $ 2.35
FOAM SOFTGEAR DUMBBELLS 2 LB PR              805           $ 2.56
FOAM SOFTGEAR DUMBBELLS 5 LB PR              810           $ 3.54

FOAM AEROBIC WALKING WTS 2 LB PR             818           $ 2.43
FOAM WTD HANDLE JUMP ROPE                    819           $ 2.23
SOFTGEAR ANKLE/WRIST WTS 1 LB PR             820           $ 2.00
SOFTGEAR ANKLE/WRIST WTS 2 LB PR             825           $ 2.09
SOFTGEAR ANKLE/WRIST WTS 3 LB PR             830           $ 2.77
PVC DUMBBELLS 5 LB PAIR                      831           $ 1.81
PVC DUMBBELLS 10 LB PAIR                     832           $ 2.76

                                    EXHIBIT C

                                                                TRADEMARK

                                   ASSIGNMENT

         WHEREAS,  Dynamic  International,  Ltd.,  a New York  corporation,  has
adopted,   used,  is  using  and  is  the  owner  of  the  following   Trademark
Registrations in the United States Patent and

Trademark Office:

         Reg. No.                   Date of Reg.                  Mark
         --------                   ------------                  ----
         929,783                    February 22, 1972             SHAPE SHOP
         956,077                    March 27, 1973                SHAPE SHOP
         989,329                    July 16, 1974                 SHAPE SHOP

         WHEREAS, Bollinger Industries, L.P,, a Texas limited partnership, having an address of 6O2 Fountain Parkway, Grand Prairie, Texas 75050, is desirous of acquiring the Marks, the registrations thereof and the associated goodwill;

         NOW, THEREFORE, for goods and valuable consideration, the receipt of which is hereby acknowledged, Dynamic International, Ltd. does hereby assign to Bollinger Industries, L.P. all rights, title and interest in and to the Marks, together with the goodwill of the business symbolized by the Marks and the registration of said Marks and the right to recover any damages for past infringement, if any.

                                    DYNAMIC INTERNATIONAL, LTD.


Date:_____________________          By:_____________________________
                                         Name:
                                         Title:

STATE OF _________________ss.

COUNTY OF_______________ ss.

         On this _____ day of _________, 2000, before me personally appeared__________________, known to me, who being duly sworn, did depose and say that he is the _____________________ of Dynamic International, Ltd., a New York corporation, described in the foregoing Assignment, and that the foregoing Assignment was made for the purpose and considerations so stated, and that he was authorized to act on behalf of the corporation in making such Assignment.

                                         _______________________________________
                                         Notary In and for
                                         the State of Texas

                                         My commission expires:_______________